Exhibit 99.(h)(6)

Exhibit (h) (6) Addendum to Transfer Agency Interactive Client Services Agreement

Addendum to Transfer Agency Interactive Client Services Agreement

Dated December 12, 2005

Between

ALPS Mutual Funds Services, Inc.

and

Utopia Funds

THIS ADDENDUM is made as of September 1, 2006, by and between ALPS Mutual Funds Services, Inc. (“ALPS”), and Utopia Funds (“Utopia”)

WHEREAS, ALPS and Utopia have entered into a Transfer Agency Interactive Client Services Agreement (the “Agreement”) dated December 12, 2005.

WHEREAS, effective September 1, 2006, ALPS Mutual Funds Services, Inc. will change its name to ALPS Fund Services, Inc.

WHEREAS, in light of the foregoing, ALPS and Utopia wish to modify the provisions of the Agreement to reflect the change in the name of ALPS Mutual Funds Services, Inc., to ALPS Fund Services, Inc.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       ALPS Fund Services, Inc.  All references to “ALPS Mutual Funds Services, Inc.” within the Agreement shall be deleted and replaced with references to “ALPS Fund Services, Inc.”

2.                                       Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.		Utopia Funds

By:	/s/ Jeremy O. May	By:	/s/ Jon Mohrhardt
Name:	Jeremy O. May	Name:	Jon Mohrhardt
Title:	Managing Director	Title:	Treasurer

Financial and Investment
Management Group, Ltd.

		By:	/s/ Paul Sutherland
		Name:	Paul Sutherland
		Title:	President